Exhibit 99.1

DANAHER ANNOUNCES RECORD FIRST QUARTER RESULTS

WASHINGTON, D.C., April 19, 2007 — Danaher Corporation (NYSE:DHR) announced today that net earnings for the first quarter ended March 30, 2007 were $255 million, or $0.78 per diluted share, 16% higher than its 2006 first quarter net earnings of $216 million, or $0.67 per diluted share. Included in the 2006 first quarter earnings per share was the benefit of $0.01 per share resulting from the reversal of approximately $3 million of tax reserves related to prior years. Absent this item, adjusted earnings per share for the first quarter of 2007 improved approximately 18%. Attached is a reconciliation of adjusted earnings per share to earnings per share calculated according to GAAP.

Sales for the 2007 first quarter were $2.56 billion, 19% higher than the $2.14 billion reported for the 2006 first quarter.

H. Lawrence Culp, Jr., President and Chief Executive Officer, stated, “We are very pleased to announce another record first quarter. Growth from existing businesses, also known as core revenues, was 3.5% despite the negative impact of approximately 2 percent as a result of the completion of several large postal projects in the first half of 2006 within our Videojet and Accu-Sort businesses, as well as the impact of recent emission regulations on our Jacobs Vehicle Systems business. Total sales growth for the quarter also included acquisition growth of 12.5% and a positive currency impact of 3%. We continue to see strength across most of our portfolio and served markets and this gives us confidence in our ability to continue to deliver positive results for 2007.”

Danaher Corporation is a leading manufacturer of Professional Instrumentation, Medical Technologies, Industrial Technologies, and Tools and Components (www.danaher.com)

Statements in this release that are not strictly historical, including statements regarding expectations for the balance of 2007 and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These factors include, among other things, competition, our ability to develop and successfully market new products and technologies, our ability to expand our business in new geographic markets, our ability to identify, consummate and integrate appropriate acquisitions, litigation and other contingent liabilities including intellectual property matters, our compliance with applicable laws and regulations, our ability to achieve projected efficiencies, cost reductions, sales growth and earnings, economic conditions in the end-markets we sell into, commodity costs and surcharges, currency exchange rates, tax audits, and general domestic and international economic conditions. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2006 Annual Report on Form 10-K and First Quarter 2007 Quarterly Report on Form 10-Q. These forward-looking statements speak only as of the date of this release and the Company does not intend to update any forward-looking statement.

To download a copy of the full earnings report, please go to www.danaher.com.

Please contact:
Andy Wilson
Vice President, Investor Relations
Danaher Corporation
2099 Pennsylvania Avenue
Washington, D.C. 20006
Telephone:	(202) 828-0850

DANAHER CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(000’s omitted, except per share amounts)

(unaudited)

	Three Months Ended
	March 30, 2007	March 31, 2006
Sales	$2,556,040	$2,143,661

Operating costs and expenses:
Cost of sales	1,403,638	1,226,972
Selling, general and administrative expenses	777,768	619,618

Total operating expenses	2,181,406	1,846,590

Operating profit	374,634	297,071
Interest expense	(27,453)	(9,794)
Interest income	1,588	1,836

Earnings before income taxes	348,769	289,113
Income taxes	93,965	73,394

Net earnings	$254,804	$215,719

Earnings Per Share:

Basic	$0.82	$0.70

Diluted	$0.78	$0.67

Average common stock and common equivalent shares outstanding:
Basic	309,668	306,838
Diluted	327,950	324,045

See the accompanying Notes to Consolidated Condensed Financial Statements.

A complete copy of Danaher’s Form 10-Q financial statements is available on the Company’s website (www.danaher.com).

Danaher Corporation

Supplemental Reconciliation of Earnings Per Share

Three Months Ended March 30, 2007 and March 31, 2006

	Three Months Ended
	3/30/2007	3/31/2006	% Change
Net earnings per GAAP	$254,804	$215,719	18.0%

Gains from reductions in income tax reserves	—	(3,222)

Adjusted net earnings	$254,804	$212,497	20.0%

Diluted net earnings per share per GAAP	$0.78	$0.67	16.5%

Gains from reductions in income tax reserves	—	(0.01)

Adjusted diluted net earnings per share	$0.78	$0.66	18.0%

NOTE: In addition to the results provided in this release in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), the Company has provided the non-GAAP measure of adjusted diluted net earnings per share (the “non-GAAP measure”) which compares diluted net earnings per share for the three months ended March 30, 2007 to diluted net earnings per share for the three months ended March 31, 2006 on a basis which in the 2006 period, excludes gains related to a reduction of income tax reserves.

The non-GAAP measure should be considered in addition to, and not as a replacement for or superior to, diluted net earnings per share calculated according to GAAP. Danaher’s non-GAAP measure may be defined differently than similar non-GAAP measures that are used by other companies.

Danaher management believes that the non-GAAP measure reflects an additional way of viewing aspects of Danaher’s operations that, when viewed with and reconciled to the corresponding GAAP measure, provide a more complete understanding of Danaher’s performance compared to previous periods and forecasts, and helps identify underlying trends in Danaher’s business. Gains related to a reduction of income tax reserves occur with inconsistent frequency and for reasons that are generally unrelated to Danaher’s commercial performance during the period in which the gain is realized.

Danaher management references the non-GAAP measure in assessing current performance and making decisions about internal budgets, resource allocation and financial goals for its business units. Danaher management believes that the non-GAAP measure helps investors and others, if they so choose, in understanding and evaluating Danaher’s current operating performance and future prospects in the same manner as management does. In addition, Danaher believes that analysts and others in the investment community use the non-GAAP measure to assess Danaher’s performance, identify trends in Danaher’s performance and provide estimates of future performance.

A general limitation of the non-GAAP measure is that use of the non-GAAP measure (as compared to the related GAAP measure) may reduce comparability with other companies who may calculate similar non-GAAP measures differently. Another limitation of the non-GAAP measure is that it excludes an element of income that is likely to recur in the course of Danaher’s business (though at times and in amounts that may be difficult to predict). Danaher management compensates for these and other limitations of the non-GAAP measure by also considering Danaher’s financial results as determined in accordance with GAAP.